Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

September 15, 2020

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Ladies and Gentlemen:

We have acted as counsel to Fidelity National Financial, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $600,000,000 aggregate principal amount of its 2.450% Senior Notes due 2031 (the “Notes”). The Notes were issued under an the indenture, dated as of December 8, 2005 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as amended and supplemented by (a) that certain first supplemental indenture, dated as of January 6, 2006 (the “First Supplemental Indenture”), (b) that certain second supplemental indenture, dated as of May 5, 2010 (the “Second Supplemental Indenture”), and (c) that certain sixth supplemental indenture, dated as of September 15, 2020 (the “Sixth Supplemental Indenture” and the Base Indenture, as amended by the First Supplemental Indenture, the Second Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Registration Statement on Form S-3ASR (File No. 333-239002) filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2020 (the “Registration Statement”); (ii) the prospectus, dated June 8, 2020, contained within the Registration Statement (the “Base Prospectus”); (iii) the prospectus supplement, dated September 10, 2020 (together with the Base Prospectus, the “Prospectus”); (iv) the Indenture; (v) the global certificates representing the Notes; (vi) the underwriting agreement, dated September 10, 2020, among the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule I thereto; and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes (assuming due authentication and delivery thereof by the Trustee in accordance with the terms of the Indenture) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP